Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

NATIONAL HOLDINGS CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, National Holdings Corporation, a corporation organized under and existing by virtue of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY:

1. The name of the corporation is National Holdings Corporation (the “Corporation”).

2. The original name of the Corporation was Olympic Cascade Financial Corporation and the date of filing the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was September 27, 1996.

3. The provisions of the present Fourth paragraph of the Certificate of Incorporation Article IV are amended by adding the following after the first sentence of the Fourth paragraph, with no changes to be made to the first sentence or subsequent sentences and provisions of Article IV:

“Effective upon the effective time of this Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Split Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Split Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Split Effective Time are reclassified into a smaller number of shares such that each ten (10) shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued. In lieu thereof, any fractional shares that would otherwise be issuable as a result of the foregoing reverse stock split shall be rounded up to the nearest whole share of New Common Stock. The term “New Common Stock” as used herein shall mean Common Stock, as provided in the Certificate of Incorporation, as reclassified and outstanding after giving effect to the foregoing reclassification of Common Stock.

Each stock certificate that, immediately prior to the Split Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time shall, from and after the Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Split Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive rounded up shares of Common Stock in lieu of fractional shares after the Split Effective Time).”

4. This Certificate of Amendment shall be effective February 19, 2015 at 12:01 A.M. Eastern Time.

5. This amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature on the following page]

Dated: February 17, 2015

NATIONAL HOLDINGS CORPORATION

By:	/s/ Robert B. Fagenson
Name: Robert B. Fagenson
Title: Chief Executive Officer